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                                                              EXHIBIT NO. 99.11

                       OPINION OF JAMES R. BORDEWICK, JR.


James R. Bordewick, Jr.
Senior Vice President and Associate General Counsel
Phone: (617) 954-5182
Fax:     (617) 954-7760


                                                          May 23, 2003

MFS(R)Global Total Return Fund
A Series of MFS Series Trust VI(R)

Ladies and Gentlemen:

         I have acted as counsel to MFS Global Total Return Fund (the "Global Total Return Fund"), a series of MFS Series Trust VI, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the "Commission") on or about May 23, 2003 (the "Registration Statement"), with respect to an indefinite number of Shares of Beneficial Interest (no par value) (the "Shares") of the Global Total Return Fund to be issued pursuant to an Agreement and Plan of Reorganization, dated May 20, 2003 by and among MFS Series Trust VI, on behalf of the MFS Global Total Return Fund, and MFS Series Trust I, a Massachusetts business trust ("Trust I") on behalf of the MFS Global Asset Allocation Fund (the "Global Asset Allocation Fund"), a series of MFS Series Trust I (the "Agreement").

         In connection with this opinion, I have examined the following documents:

         (a) the Registration Statement;

         (b) the Agreement;

         (c) a certificate of the Secretary of State of The Commonwealth of Massachusetts as to the existence of the Trust;

         (d) copies of the Trust's Amended and Restated Declaration of Trust ("Declaration of Trust") and of all amendments thereto on file in the office of the Secretary of State; and

         (e) Trust's Amended and Restated By-Laws and certain votes of the Trustees of the Trust.

         In such examination, I have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing any document. I have also assumed, for the purposes of this opinion, that the Agreement, in substantially the form reviewed by me, is duly delivered by the parties thereto and that all of the conditions set forth in "Information About the Reorganization Agreement and Plan of Reorganization" in the Registration Statement shall have occurred prior to the issuance and sale of the Shares.

         This opinion is based entirely on my review of the documents listed above. I have made no other review or investigation of any kind whatsoever, and I have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

         This opinion is limited solely to the laws of The Commonwealth of Massachusetts (other than the Massachusetts Uniform Securities Act, as to which I express no opinion) as applied by courts in such Commonwealth.

         I understand that all of the foregoing assumptions and limitations are acceptable to you.

         Based upon and subject to the foregoing, please be advised that it is my opinion that the Shares, when issued and sold in accordance with the Registration Statement, the Agreement and the Trust's Declaration of Trust and By-laws, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the Trust's obligations.

         A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. I note specifically that the obligations of or arising out of the Agreement are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its interest under the Agreement. I further note that the assets and liabilities of each series of the Trust, such as the MFS Global Total Return Fund, are separate and distinct and that the MFS Global Total Return Fund's obligations of or arising out of the Agreement are binding solely upon the assets or property of the MFS Global Total Return Fund.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               JAMES R. BORDEWICK, JR.
                                               --------------------------------
                                               James R. Bordewick, Jr.
JRB/bjn